UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 6, 2005

Champion Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia

(State or Other Jurisdiction of Incorporation)

 0-21084                                                      55-0717455

(Commission File No.)                                      (IRS Employer Identification No.)

2450 First Avenue
P. O. Box 2968
Huntington, West Virginia                                                                                                     25728

(Address of Principal Executive Offices)                                                                                       (Zip Code)

(304) 528-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1. - Registrant’s Business and Operations.
Item 1.01. Entry into a Material Definitive Agreement
On May 6, 2005, Champion Industries, Inc. (“Champion”), a West Virginia corporation, entered into an agreement to settle all claims in a Mississippi lawsuit asserting that Champion and its Dallas Printing Company, Inc. subsidiary had engaged in unfair competition and other wrongful acts in hiring certain employees of National Forms & Systems Group, Inc.
Following trial of this matter, titled National Forms & Systems Group, Inc. v. Timothy V. Ross; Todd Ross and Champion Industries, Inc.; and Timothy V. Ross v. National Forms & Systems Group, Inc. and Mickey McCardle; in the Circuit Court of the First Judicial District of Hinds County, Mississippi; Case No. 251-00-942-CIV, on February 16, 2002, a jury had awarded plaintiff $1,745,000 in actual damages and $750,000 in punitive damages. Additionally, the trial court had granted plaintiff $645,119 in attorney fees and expenses, and ordered that interest on the amount of the jury award accrue from February 22, 2002.
Champion successfully appealed the jury award and attorney fee and expense award in both the Court of Appeals of the State of Mississippi and the Supreme Court of Mississippi, with the appellate courts’ rulings having the effect of reversing the jury’s award of damages and the trial court’s award of attorney fees and expenses, and granting a new trial on plaintiff’s claims.
Terms of the settlement call for all parties’ claims to be dismissed with prejudice, as fully compromised and released. Champion has paid plaintiff $440,000 cash and will forego collection of and release its $60,276.00 cost judgment awarded as a result of the reversal on appeal.
Item 9.01. Financial Statements and Exhibits.
(c) The exhibits listed on the Exhibit Index on page 4 of this Form 8-K are filed herewith.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION INDUSTRIES, INC. (Registrant)
Date: May 11, 2005
/s/ Todd R. Fry Todd R. Fry, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1  Release of Claims and Settlement Agreement dated May 6, 2005

Exhibit 99.1  Press release captioned “Champion Settles Mississippi Lawsuit” dated May 11, 2005